UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

COVISINT CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36088

Michigan (State or other jurisdiction of incorporation or organization)	26-2318591 (I.R.S. Employer Identification No.)
One Campus Martius, Suite 700 Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)
Registrant’s telephone number, including area code (313) 227-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Termination of a Material Definitive Agreement
As outlined in Covisint Corporation’s (“Covisint”) Current Report on Form 8-K, dated May 7, 2014, in order for Compuware Corporation (“Compuware”) to retain over eighty (80%) percent ownership of Covisint common stock required for Compuware to qualify under the United States Internal Revenue Code Section 355 for a subsequent tax-free distribution of its shares in Covisint to Compuware shareholders, (a) Covisint issued tandem stock appreciation rights (“SARs”) to its option holders who had options exercisable in 2014; and (b) Covisint and Compuware entered into a Purchase Agreement for Compuware to purchase from Covisint shares of Covisint common stock to fund Covisint’s expense resulting from the exercise of the SARs. Due to Compuware's purchase of 1,381,920 shares of Covisint common stock in the open market during June 2014, Compuware owns sufficient shares of Covisint to maintain its ownership percentage despite the exercise of outstanding vested Covisint options. Accordingly, the tandem SARs are no longer necessary, and, on June 17, 2014, Covisint rescinded the tandem SARs granted to its option holders. On June 20, 2014, Compuware and Covisint agreed to terminate the Purchase Agreement, with a termination date of June 20, 2014.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Amendment of Option Awards
On June 17, 2014, the Company rescinded the tandem SAR issued to its option holders on May 8, 2014. Accordingly, the SAR is no longer exercisable. The Notice of Rescission of Amendment of Stock Option Agreement is attached as Exhibit 10.1.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits.

10.1    Notice of Rescission to Amendment to Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVISINT CORPORATION

Date:	June 23, 2014	By:	/s/ MICHAEL A. SOSIN
		Name:	Michael A. Sosin
		Title:	Vice President, General Counsel and Secretary